Exhibit (a)(1)(AF)

EMPEIRIA ACQUISITION CORP. ANNOUNCES

EXPIRATION AND FINAL RESULTS OF TENDER OFFER

NEW YORK, December 13, 2012 – Empeiria Acquisition Corp. (OTC BB: EPAQ; EPAQW; EPAQU) (“EAC” or the “Company”) today announced the expiration and final results of the Company’s tender offer to purchase up to 5,520,000 of its common stock at a price of $10.20 per share, net to the seller in cash, without interest. The tender offer expired at 5:00 p.m., New York City time, on Thursday, December 13, 2012 with fewer than 5,520,000 shares tendered. The Company expects to complete the merger of Integrated Drilling Equipment Company Holdings Inc. (“IDE”) with and into IDE Acquisition Co., LLC, a wholly owned subsidiary of the Company, on December 14, 2012.

Based upon information provided by the depositary for the tender offer, Continental Stock Transfer & Trust Company, as of the expiration of the tender offer, a total of 5,448,971 shares have been validly tendered and not withdrawn for a total cost of approximately $55.6 million. The common stock accepted for purchase represents approximately 64.0% of the Company’s issued and outstanding shares as of December 12, 2012. Payment for the shares accepted for purchase will be made promptly.

Morrow & Co., LLC is acting as the information agent, and the depositary is Continental Stock Transfer & Trust Company. For questions and information, call the information agent toll free at (800) 607-0088 (banks and brokers call collect at (203) 658-9400).

This announcement does not constitute an offer to purchase nor a solicitation of an offer to sell common stock of the Company.

About EAC

EAC is a blank check company formed on January 24, 2011 for the purpose of acquiring one or more operating business or assets through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction. On June 21, 2011, EAC consummated its public offering of 6,000,000 units, with each unit consisting of one share of common stock and one warrant to purchase one share of its common stock. Aggregate net proceeds of $61,200,000 from the public offering and its concurrent private placement were placed in trust pending completion of EAC’s initial business transaction. If consummated, the merger with IDE would constitute EAC’s initial business transaction.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Forward-looking statements relating to the proposed transaction include, but are not limited to: statements about the benefits of the proposed transaction involving EAC and IDE; EAC’s and IDE’s plans, objectives, expectations and intentions; the expected timing of completion of the transaction; and other statements relating to the transaction that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements. These risks, as well as other risks associated with the transaction, are more fully discussed in the Schedule TO filed with the SEC in connection with the merger and tender offer. Additional risks and uncertainties are identified and discussed in EAC’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this release speak only as of the date of this release. Neither EAC nor IDE undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release.

Contacts:

Alan B. Menkes

Chief Executive Officer

Empeiria Acquisition Corp

212-887-1126

OR

KCSA Strategic Communications

Rob Fink / Brad Nelson

212.896.1206 / 212.896.1217

rfink@kcsa.com / bnelson@kcsa.com